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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
TOM BROWN, INC.
Subsidiaries of Registrant
December 31, 2003

Name of Subsidiary	Jurisdiction of Incorporation/Organization	Percent Of Ownership
Retex Inc.	Wyoming	100%
Rocno Corporation	Texas	100%
Sauer Drilling Company	Delaware	100%
TBI West Virginia, Inc.	Delaware	100%
TBI Pipeline Company	Delaware	100%
Tom Brown Resources Ltd.	Alberta	100%
TCP Gathering Co.	Colorado	100%

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SUBSIDIARIES OF THE REGISTRANT TOM BROWN, INC. Subsidiaries of Registrant December 31, 2003